UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Goldman Sachs BDC, Inc.

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On May 3, 2018, Goldman Sachs BDC, Inc. (the “Company”) filed a preliminary proxy statement containing a unanimous recommendation by its board of directors (the “Board”) to approve a proposal (the “Proposal”) that would permit the Company to reduce the asset coverage requirements applicable to the Company under the Investment Company Act of 1940, as amended, from 200% to 150%. Below are excerpts of the Company’s earnings press release, dated May 3, 2018 and the earnings slide presentation discussing the Proposal.

Excerpt of Earnings Press Release, dated May 3, 2018

●	Subsequent to quarter-end, following a thorough review of the Small Business Credit Availability Act, the Company and its Board of Directors (the “Board”) have determined that the best course of action is to seek stockholder approval to reduce the Company’s asset coverage requirement at the annual stockholder meeting to be held on June 15, 2018. Accordingly, the Company has filed a proxy statement containing a unanimous recommendation by the Board to approve a proposal that would permit the Company to reduce its asset coverage requirement from 200% to 150%. If the proposal is approved, the base management fee payable to Goldman Sachs Asset Management, L.P. by the Company will be reduced from 1.5% of gross assets to 1.0% of gross assets beginning immediately upon receipt of stockholder approval.[1]

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1 Pursuant to the Company’s Investment Management Agreement, the management fee is calculated on the average value of the Company’s gross assets (including assets purchased with borrowed money, but excluding cash and cash equivalents) at the end of the two most recently completed calendar quarters.

Excerpt of Earnings Presentation, dated May 4, 2018

Quarterly Highlights Quarter Ended March 31, 2018

◾	Net investment income for the quarter ended March 31, 2018 was $0.47 per share, equating to an annualized net investment income yield on book value of 10.4%;

◾	The Company announced a second quarter dividend of $0.45 per share payable to shareholders of record as of June 29, 2018;[1]

◾	Net asset value per share for the quarter ended March 31, 2018 was stable at $18.10, as compared to $18.09 for the quarter ended December 31, 2017;

◾	New investment commitments and fundings were $67.2 million and $72.7 million, respectively; sales and repayments totaled $78.7 million, resulting in net funded portfolio change of $(6.0) million;[2]

◾	The Senior Credit Fund (“SCF”) produced a 12.0% return on investment to the Company; this investment represents the Company’s largest investment at 7.4% of total investments at fair value;[2,3]

◾	Investments on non-accrual represented 0.0% and 0.1% of the total investments at fair value and amortized cost, respectively;[2] and

◾	Subsequent to quarter-end, following a thorough review of the Small Business Credit Availability Act, the Company and its Board of Directors (the “Board”) have determined that the best course of action is to seek stockholder approval to reduce the Company’s asset coverage requirement at the annual stockholder meeting to be held on June 15, 2018. Accordingly, the Company has filed a proxy statement containing a unanimous recommendation by the Board to approve a proposal that would permit the Company to reduce its asset coverage requirement from 200% to 150%. If the proposal is approved, the base management fee payable to Goldman Sachs Asset Management, L.P. by the Company will be reduced from 1.5% of gross assets to 1.0% of gross assets beginning immediately upon receipt of stockholder approval.[4]

1 The $0.45 per share dividend is payable on July 16, 2018 to holders of record as of June 29, 2018.

2 The discussion of the investment portfolio of both the Company and the SCF excludes the investment in a money market fund managed by an affiliate of The Goldman Sachs Group, Inc. (“Group Inc.”).

3 The return on the SCF has been computed based on the net investment income earned from the SCF for the trailing twelve months ended March 31, 2018, which may include dividend income and loan origination and structuring fees, divided by GS BDC’s average member’s equity at cost and fair value, adjusted for equity contributions. The SCF’s return to the Company was measured at GS BDC’s average member’s equity at cost over the trailing four quarters.

4 Pursuant to the Company’s Investment Management Agreement, the management fee is calculated on the average value of the Company’s gross assets (including assets purchased with borrowed money, but excluding cash and cash equivalents) at the end of the two most recently completed calendar quarters.

In connection with the proposal to reduce the Company’s asset coverage limit, the Company has filed a preliminary proxy statement with the SEC. The Company will also file with the SEC a definitive version of the proxy statement that will be sent or provided to stockholders when available. The information contained in the preliminary proxy statement is not complete and may be changed. The Company’s stockholders and other interested persons are advised to read the preliminary proxy statement and, when available, the definitive proxy statement in connection with the Board’s solicitation of proxies for the meeting because they will contain important information about the proposal. Stockholders are able to obtain copies of the preliminary proxy statement and, once available, will also be able to obtain copies of the definitive proxy statement, without charge, at the SEC’s website at www.sec.gov. or by contacting the Company at (800) 621-2550.